Exhibit 10.85

August 23, 2018

William Sornsin

5465 43rd Ave. W.

Seattle, WA 98199

Dear Bill,

As we have discussed, your employment with Maven Coalition, Inc., a Nevada corporation (“Maven”), will be terminated effective August 31, 2018 (the “Effective Date”). Except as set forth in this letter, the Effective Date will be your employment termination date for all purposes, meaning you will no longer be entitled to any further compensation, monies or other benefits from Maven, including coverage under any benefits plans or programs sponsored by Maven.

Your final paycheck, including your full pay, as well as any accrued but unused PTO, vacation and sick days subject to all withholdings and deductions as required by law, through the Effective Date will be paid on the next regularly scheduled payroll date.

Provided you are eligible for, and timely elect to receive, COBRA benefits, Maven will reimburse you for your monthly premium for COBRA coverage (including any premiums for coverage of your eligible spouse and/or dependents) for the month of September 2018.

In addition, you will be offered three months of your current base salary, $62,500.00, less applicable withholdings and deductions, of severance pay, in consideration for your execution, non-revocation of, and compliance with the attached Separation and Release of Claims Agreement (the “Separation Agreement”). Please review, fully execute, and return the executed Separation Agreement no later than close of business on 45 days from Effective Date by e-mail, fax or overnight delivery to receive the offered severance benefits. You will then have an additional seven days to revoke your signature before the Separation Agreement will become effective. Maven recommends that you carefully review the Separation Agreement prior to executing it, and reach out to Maven’s General Counsel, Robert Scott, if you have any questions during your review. You may also want to consult with an attorney prior to executing the Separation Agreement.

You must promptly return all Maven property, including identification cards or badges, access codes or devices, keys laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Maven property and information in your possession. Please return this property and information to or as directed by Paul Edmondson as soon as possible.

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Please recall that on July 22, 2016, you executed an Employee Confidentiality and Proprietary Rights Agreement, a copy of which is enclosed herein, which includes the following provisions:

●	1. Confidentiality Obligations.

1.1 Employee understands and acknowledges that during the course of employment by the Company, Employee will have access to and learn about confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur losses, damages and also liabilities to third parties.

1.2 “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know- how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, legal information, marketing information, advertising information, pricing information, design information, personnel information, suppliers, vendors, developments, reports, sales, revenues, costs, formulae, product plans, designs, styles, models, ideas, inventions, patent, patent applications, original works of authorship, discoveries, specifications, customer information, client information, the Company, or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information developed by Employee in the course of the employment of Employee by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Employee in the first instance.

●	2. Disclosure and Use Restrictions.

2.1	Employee agrees and covenants to

(a).	Treat all Confidential Information as strictly confidential;

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(b). Not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee’s authorized employment duties to the Company; and

(c). Not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Employee’s authorized employment duties to the Company.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

2.2 Employee understands and acknowledges that the obligations of Employee under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment by the Company) and shall continue during and after the employment of Employee by the Company until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

●	3 Scout Media Restriction. Employee agrees that Employee shall not while an employee of the Company and for twelve (12) months after the termination of the employment with the Company for any reason whatsoever, directly or indirectly, individually, by and through one or more of the affiliates of Employee, another person, or otherwise, in other capacity, work for, work with, provides goods or services to, or otherwise enter into any business or other relationship with, Scout Media, Inc. or any of the affiliates, successors or assigns of Scout Media, Inc. Employee agrees that since the breach or threatened breach of this Section 3 would give rise to irreparable injury to Company, which injury would be inadequately compensable in money damages, the Company may seek and obtain injunctive relief from any such breach or threatened breach, in addition to and not in limitation of any other legal remedies that may be available. Employee acknowledges that the covenants contained in this Section are necessary for the protection of the business interests of the Company and are reasonable in scope, content, and duration. If Employee breaches this Section 3, then 12 month period shall be extended until after the period of violation ceases.

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●	4.3 Cooperation. During and after the employment of Employee, Employee agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in the name of Employee and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Employee’s subsequent incapacity.

●	7.7 Non-disparagement; Publicity. Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company’s products or services, or make any maliciously false statements about the Company’s employees, officers and owners. Employee consents to any and all uses and displays, by the Company and its agents, of Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, images, websites, and advertising at any time during or after the period of employment by the Company, for all legitimate business purposes of the Company.

In addition, on November 4, 2016, you executed an Employment Agreement, a copy of which is enclosed herein, which includes the following provisions:

1.4 Restrictive Covenants.

(a) Non-competition / Non-solicitation. The Employee recognizes and acknowledges that his services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated. Further, the Company has and will expend substantial resources to promote such Services and develop the Company’s Proprietary Information. Accordingly, in order to protect the Company from unfair competition and to protect the Company’s Proprietary information, the Employee agrees that, so long as the Company continues to pay him his Base Salary at the then current rate for a period of up to two (2) years following the termination of his employment with the Company other than for Cause, he will not engage as an employee, consultant, owner or operator for any business, a principal component of which is the operation and monetization of a business which competes directly with the Company’s Business, which shall include expert-led online interest groups and communities and related products and monetization, and shall explicitly include these named companies: Scout Media/Scout.com, Rivals.com and 247 Sports. While Employee renders services to the Company, he also agrees that he will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring away any employee of the Company. Employee also agrees not to solicit, induce or encourage or attempt to solicit, induce or encourage, either directly or indirectly, any employees of the Company to leave the employ of the Company for a period of one (1) year from the date of his termination with the Company for any reason. The non-competition provisions of this Section

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1.4 (a) shall not apply to the Employee in the event of (a) the termination of the Employee’s employment by the Company without Cause or (b) the termination of the Employee’s employment by the Employee for Good Reason.

(b) Any material breach of the terms of this Section 1.4 by the Employee shall be considered Cause.

(c) Confidential Information. The Employee recognizes and acknowledges that the Proprietary information is a valuable, special and unique asset of the Company’s Business. In order to obtain and/or maintain access to the Proprietary information, which Employee acknowledges is essential to the performance of his duties under this Agreement, the Employee agrees that, except with respect to those duties assigned to him by the Company, the Employee: (i) shall hold in confidence all Proprietary Information; (ii) shall not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part; (iii) shall take no action causing, or fail to take any action necessary to prevent causing, any Proprietary information to lose its character as Proprietary information, and (iv) shall not make use of any such Proprietary information for the Employee’s own purposes or for the benefit of any person, business or legal entity (except the Company) under any circumstances; provided that the Employee may disclose such Proprietary Information to the extent required by law; provided, further that, prior to any such disclosure, (A) the Employee delivers to the Company written notice of such proposed disclosure, together with an opinion of counsel regarding the determination that such disclosure is required by law and (B) the Employee provides an opportunity to contest such disclosure to the Company. The provisions of this subsection will apply to Trade Secrets for as long as the applicable information remains a Trade Secret and to Confidential information,

These agreements survive your employment with Maven and remains in effect as set forth therein. Maven expects you to inform any new employer about these continuing obligations.

If you have any questions about this letter or the agreements referenced herein, please contact Robert Scott at rscott@maven.io. Please acknowledge below your receipt of this letter and deliver a copy of the letter back to Maven at 1500 Fourth Avenue, Suite 200, Seattle, WA 98101.

Very truly yours

/S/:Robert Scott

On behalf of Maven Coalition, Inc.

Signed

/s/ Bill Sornsin
William Sornsin
Date:	8/23/2018 10:06:58 PM PDT

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Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (this “Agreement”) is entered into by and between Maven Coalition, Inc., a Nevada corporation, (the “Employer”) on behalf of itself, its subsidiaries, and other corporate affiliates and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and William Sornsin (the “Employee”), residing at ________________________________________________ (the Employer and the Employee are collectively referred to as the “Parties”) as of __________________, 2018 (the “Execution Date”).

The Employee’s last day of employment with the Employer was August 23, 2018 (the “Separation Date”). After the Separation Date, the Employee will not represent and has not represented himself as being an employee, officer, attorney, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date was the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

The Employee agrees to not seek future employment with the Employer.

1.	Return of Property. The Employee warrants and represents that Employee has returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession.

2.	Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

a.	has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;

b.	has been properly paid for all hours worked for the Employer Group;

c.	has received all commissions, bonuses, and other compensation due to the Employee, with the exception of the Employee’s final payroll check for salary/wages through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and

d.	has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.

If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer’s further review and consideration.

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3.	Separation Benefits. In consideration for the Employee’s execution of and compliance with this Agreement, including the Employee’s waiver and release of claims in Section 4, the Employer Group agrees to provide the following benefits to which the Employee is not otherwise entitled:

a.	A lump sum payment of $62,500.00, less all relevant taxes and other withholdings, which shall be paid on the Employer’s next regularly scheduled payroll date following the Execution Date.

Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement (defined below).

The Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained herein. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Employer Group to provide these or other benefits to any individuals other than the Employee.

4.	Release.

a.	Employee’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees and shareholders, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement (collectively, “Claims”), including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

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(i)	any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act (with respect to existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Industrial Welfare Act, the Washington Law Against Discrimination, any Washington leave law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)	any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)	any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)	any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; and (B) any other claim that cannot be waived by law.

b.	Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this

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Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)	the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)	the Employee has received the OWBPA disclosure attached to this Agreement as Exhibit A;

(iii)	by this Agreement, the Employee has been advised in writing of the right to consult with an attorney of the Employee’s choosing before executing this Agreement;

(iv)	the Employee knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(v)	the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(vi)	the Employee was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day period;

(vii)	the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Office of the General Counsel the Employer Group, 1500 Fourth Avenue, Suite 200, Seattle WA 98101 by overnight delivery before the end of this seven-day period; and

(viii)	the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

5.	Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that:

a.	the Employee has read this Agreement in its entirety and understands all of its terms;

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b.	by this Agreement, the Employee has been advised of the right to consult with an attorney before executing this Agreement and has consulted with such counsel as the Employee deemed necessary;

c.	the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

d.	the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

e.	the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement; and

f.	the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee’s termination of employment from the Employer Group.

The Employee further acknowledges that the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had forty-five (45) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 45- day period. Further, the Employee acknowledges that the Employee shall have an additional seven (7) days from signing this Agreement to revoke consent to Employee’s release of claims under the ADEA by delivering notice of revocation to Office of the General Counsel the Employer Group, 1500 Fourth Avenue, Suite 200, Seattle WA 98101 by overnight delivery before the end of the seven-day period. In the event of a revocation by the Employee, the Employer Group has the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective until the eighth (8th) day after the Employee and the Employer Group execute this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date. If the Employee revokes the Agreement, no payments shall be made.

6.	Confidentiality of Agreement. The Employee agrees and covenants that the Employee shall not disclose any of the negotiations of, terms of, or amount paid under this Agreement to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s spouse or domestic partner, attorney, tax advisors, or as may be required by law.

This Section does not in any way restrict or impede the Employee from exercising

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protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7.	Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

If the Employee fails to comply with any of the terms of this Agreement or post-termination obligations contained in it, or if the Employee revokes the ADEA release contained in Section 4 within the seven-day revocation period, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

8.	Successors and Assigns.

a.	Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

b.	No Assignment by the Employee

The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

9.	Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment by Maven Coalition, Inc.,

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whether sounding contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Washington (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Washington, King county. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in these venues.

11.	Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Employee’s Employee Confidentiality and Proprietary Rights Agreement dated as of July 22, 2016 which shall continue to be of full force and effect in accordance with its terms.

12.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by an officer of the Employer. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it.

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14.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.	Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16.	No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

17.	Notices. All notices under this Agreement must be given in writing by personal delivery/regular mail/receipted email at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to the Employer, the Employee must provide a copy to the Employer’s General Counsel at the address below.

Notice to the Employer:

1500 Fourth Avenue
Suite 200
Seattle, WA 98101
Attn: Human Resources Manager
Email: hr@maven.io

With a copy which shall not constitute notice to:

1500 Fourth Avenue
Suite 200
Seattle, WA 98101
Attn: Robert Scott, General Counsel
Email: rscott@maven.io

Notice to the Employee:

____________________________
____________________________
____________________________
Email: _______________________

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18.	Tolling. If the Employee violates any of the post-termination obligations in this Agreement, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

19.	Attorneys’ Fees and Costs. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Washington law, the Employee will be responsible for payment of all reasonable attorneys’ fees and costs that Employer incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

20.	Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section of the Code, “Section 409A”), and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral, as a settlement payment pursuant to a bona fide legal dispute, or otherwise shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment, and the Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the termination date or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Employee in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding the foregoing, the Employer Group makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, Section 409A and in no event shall the Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of any failure or alleged failure to comply with, or be exempt from, with Section 409A.

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21.	Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE MAVEN COALITION, INC. AND ITS AFFILIATES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

MAVEN COALITION, INC.

By
Name:
Title:

EMPLOYEE

Signature:

Print Name:

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EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

William Sornsin

This EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT (“Agreement”) is entered into effective July 22, 2016 by and between AMPLIFY MEDIA NETWORK, INC., a Nevada corporation, on its behalf and on behalf of itself, its subsidiaries and other corporate affiliates thereof (“Company”) and William Sornsin (“Employee”). In consideration of the employment of Employer by the Employer, the Employer and Employee hereby agree as follows

1.	Confidentiality Obligations.

1.1 Employee understands and acknowledges that during the course of employment by the Company, Employee will have access to and learn about confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Employee further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur losses, damages and also liabilities to third parties.

1.2 “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, legal information, marketing information, advertising information, pricing information, design information, personnel information, suppliers, vendors, developments, reports, sales, revenues, costs, formulae, product plans, designs, styles, models, ideas, inventions, patent, patent applications, original works of authorship, discoveries, specifications, customer information, client information, the Company, or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information developed by Employee in the course of the employment of Employee by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Employee in the first instance.

2.	Disclosure and Use Restrictions.

2.1	Employee agrees and covenants to

(a).	Treat all Confidential Information as strictly confidential;

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(b). Not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee’s authorized employment duties to the Company; and

(c). Not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Employee’s authorized employment duties to the Company.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

2.2 Employee understands and acknowledges that the obligations of Employee under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment by the Company) and shall continue during and after the employment of Employee by the Company until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

3. Scout Media Restriction. Employee agrees that Employee shall not while an employee of the Company and for twelve (12) months after the termination of the employment with the Company for any reason whatsoever, directly or indirectly, individually, by and through one or more of the affiliates of Employee, another person, or otherwise, in other capacity, work for, work with, provides goods or services to, or otherwise enter into any business or other relationship with, Scout Media, Inc. or any of the affiliates, successors or assigns of Scout Media, Inc. Employee agrees that since the breach or threatened breach of this Section 3 would give rise to irreparable injury to Company, which injury would be inadequately compensable in money damages, the Company may seek and obtain injunctive relief from any such breach or threatened breach, in addition to and not in limitation of any other legal remedies that may be available. Employee acknowledges that the covenants contained in this Section are necessary for the protection of the business interests of the Company and are reasonable in scope, content, and duration. If Employee breaches this Section 3, then 12 month period shall be extended until after the period of violation ceases.

4. Proprietary Rights.

4.1 Work Product. Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of the employment of Employee by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property”), shall be the sole and exclusive property of the Company.

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4.2 Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property so as to be less in any respect than that the Company would have had in the absence of this Agreement. To the extent any copyrights are assigned under this Agreement, Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property therein.

4.3 Cooperation. During and after the employment of Employee, Employee agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in the name of Employee and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Employee’s subsequent incapacity.

Washington Law. Pursuant to the laws of Washington, this Section 4 does not apply to Intellectual Property protected by RCW 49.44.140 for which no Company trade secrets, Confidential Information, no equipment, supplies, or facilities of Company were used and which was developed entirely on Employee’s own time, unless: (i) the invention relates directly to the business of Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of Company, or (iii) the invention results from any work performed by Employee for Company. To determine whether Employee has an obligation to assign particular Intellectual Properties to Company, Employee shall promptly make full written disclosure to Company of all Intellectual Properties that Employee makes or on which Employee is working during the term of Employee’s employment. Employee represents and warrants that no Intellectual Property developed prior to or outside the scope of employment shall be used in the course of Employee’s employment unless such work is owned solely by Employee and is specifically identified to Company in writing in advance of any use and Company agrees in writing to such use. If and to the extent that Employee makes use, in the course of Employee’s employment, of any item of Intellectual Property developed and owned by Employee outside of the scope of this Agreement, Employee hereby grants Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such item of Intellectual Property.

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5. IP Usage; Return of IP. Employee agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time; (ii) not to access or use any facilities and information technology resources except as authorized by Company; and (iii) not to access or use any facilities and information technology resources in any manner after the termination of Employee’s employment by the Company, whether termination is voluntary or involuntary. Upon the (i) voluntary or involuntary termination of Employee’s employment or (ii) the Company’s request at any time during Employee’s employment, Employee shall (a) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Employee, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with the employment of Employee by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Employee’s possession or control.

6. Remedies. Employee acknowledges that the Confidential Information of the Company and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7. General Provisions.

7. I Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.2 Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of Company with any corporate or other entity or by the transfer of all or substantially all of the assets of Company to any other person, corporation, firm, or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successors, assigns, and administrators of the Company. Employee cannot assign this Agreement or any of the rights, duties, or obligations of Employee under this Agreement.

7.3 License. This Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property or any Confidential Information, materials, software or other tools made available to Employee by the Company.

7.4 Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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7.5 Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Washington without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in the state of Washington, county of King. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts in Washington.

7.6 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, other than Employee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 Non-disparagement; Publicity. Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company’s products or services, or make any maliciously false statements about the Company’s employees, officers and owners. Employee consents to any and all uses and displays, by the Company and its agents, of Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, images, websites, and advertising at any time during or after the period of employment by the Company, for all legitimate business purposes of the Company.

7.8 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

[SIGNATURE PAGE TO FOLLOW]

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[Signature Page to

EMPLOYEE CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT]

William Sornsin

AMPLIFY MEDIA NETWORK, INC.,

Bill Sornsin

By:	Bill Sormsin
Title:	COO

William Sornsin

Signature:	/s/ William Sornsin
Print Name:	WILLIAM SORNSIN
Dated as of:	7/22/2016

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AMPLIFY MEDIA NETWORK, INC.

July 18, 2016

Bill Sornsin
Seattle, Washington

Dear Bill:

We are excited and honored to welcome you as a co-founder of Amplify Media Network, Inc., a newly fonned Nevada corporation, and pleased to offer you the position of Chief Operating Officer effective as of July 18, 2016. You will be based in Seattle and report to James Heckman. This letter covers all the material issues related to your employment and following this letter, a more complete document will be provided outlining Company and Employee policies and further details of compensation and equity.

Your starting annual salary will be $250,000, to be paid over 26 pay periods or semimonthly.

In connection with the initial fonnation of the Company and pursuant to a founder stock purchase agreement (referred as the “Founder Agreement”) the Company will also issue to you 435,000 shares of common stock of the Company at $0.001 per share, which is 14.5% of the initial fully diluted capitalization table as of the founding of the Company, prior to any capital invested. Of course, once capital is invested, all stock of the Company will be subject to dilution on a “pro-rata” basis. For example, if you owned 1.0% of the Company and the Company sold 50% ownership to investors, your ownership would dilute to 0.50% of the Company. The Company agrees that in the event of any dilution, investment, added preferences or other transaction that materially affects your equity, you will promptly be infonned of such transaction and its effect on your ownership.

The initial pro-forma capitalization table is Attachment A.

Pursuant to the Founder Agreement, your stock in the Company will be subject, among other restrictions, to a Company buy-back at the original purchase price, if you leave the Company according to the following schedule:

●	If your employment ends prior to your I-year anniversary, the Company may purchase 100% of all stock.

●	If your employment ends during years 2 or 3 of your employment, for each month remaining under three years, the Company may purchase 1136th of the stock granted to you.

For example, if you left after 24 months, the Company could buy back I/3rd of your stock (12 months remaining* 1/36 = 1/3).

Since the Company can repurchase your stock, you will have the option to make an IRC 83(b) election. We encourage you to discuss with your tax advisor. The Section 83(b) election has to be made within 30 days.

You will also receive these major benefits as a full-time employee of Amplify Media Network, Inc.:

●	Health, Vision, 401 K and Dental coverage through a flexible benefit plan will be effective the 1st of the month following employment. Until then, the Company will reimburse premium(s) for your COBRA or other health care plan.

●	You will be eligible for Paid Time Off (PTO) based on the company’s policy for all new hires. You will start accruing 120 hours of PTO each year per the Company’s PTO policy. The total PTO will be prorated for the first year.

The salary and benefits are subject to periodic review and may be changed according to company procedures. We reserve the right, as you do, to terminate your employment at any time for any reason.

You will have access to the trade secrets, business plans, and production processes of the Company. You will be required to sign a Confidentiality and Proprietary Rights Agreement. This Confidentiality and Proprietary Rights Agreement including your agreement not to work for Scout Media for one year after your employment ends.

By accepting this offer, you are representing that you have no prior obligations to, or agreements with, past or current employers that would preclude you from working for or inhibit your ability to fulfill your responsibilities as an employee of the Company. Additionally, you agree that you will not use or disclose to the Company any confidential or proprietary information not otherwise in the public domain that you obtained from any other employer or entity. Should you have any questions or concerns regarding your prior commitments, please contact me so that we can ensure all issues are resolved.

Federal law requires us to formally verify your eligibility for employment in the United States. Please bring your identification document(s) with you on your first day. You will need to bring two forms of ID. These can be a combination of your driver’s license, social security card, birth certificate or passport.

We are very excited about the future of the company and all that you will accomplish in this new position. Please let me know if you have any questions.

Sincerely,

Bill Sornsin

Chief Operating Officer, Amplify Media Network, Inc.

Please sign below indicating your acceptance of the above terms and conditions for the position.

/s/ Bill Sornsin	7/18/2016
Name	Date